Exhibit 99.1

News Release	General Growth Properties, Inc.
FOR IMMEDIATE RELEASE	110 N. Wacker Dr.
Chicago, Illinois 60606
312.960.5000 TEL
312.960.5484 FAX

CONTACT:
Timothy Goebel
Director, Investor Relations
General Growth Properties
(312) 960-5199
General Growth Announces Fourth Quarter Financing Activity
Chicago, Illinois, December 18, 2007 — General Growth Properties, Inc. (NYSE: GGP) announced today that it has completed approximately $1.4 billion of mortgage financings since the end of the third quarter, including approximately $366 million of 2008 maturities. In addition, the company has obtained binding commitments for secured mortgage financing of certain properties scheduled to close in January 2008 totaling $900 million. Through these combined financings, the company expects to fund the initial payment of the previously announced acquisition of The Shoppes at Palazzo and raise incremental proceeds of approximately $270 million, after repaying the existing mortgages. The company has applied incremental proceeds raised to date towards payments on the company’s revolving credit facility and other debt, as well as funding the ongoing development pipeline and general corporate purposes. The company plans to apply expected incremental proceeds from the January financings similarly.
“These completed financings and commitments, totaling approximately $2.3 billion in the last couple of months, represent significant progress towards funding our capital needs for the coming year. While these are turbulent times in the capital markets, these financings and commitments clearly demonstrate that our lenders continue to value the consistently positive and stable cash flow growth of General Growth’s portfolio of high quality regional malls” said Bernard Freibaum, CFO of General Growth. “The outlook in our core business remains very strong, and we continue to expect at least 5% average Comparable NOI growth in 2007-2009,” said John Bucksbaum, CEO of General Growth.
General Growth is one of the largest U.S.-based publicly traded Real Estate Investment Trusts (REIT) based upon market capitalization. The Company currently has ownership interest in, or management responsibility for, a portfolio of more than 200 regional shopping malls in 45 states, as well as ownership in master planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet and includes over 24,000 retail stores nationwide. The Company is listed on the New York Stock Exchange under the symbol GGP. For more information, please visit the Company website at http://www.ggp.com.

This press release contains forward-looking statements, including information regarding future financing transactions that have not yet closed. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the retail market, tenant occupancy and tenant bankruptcies, the level of indebtedness and interest rates, market conditions, land sales in the Master Planned Communities segment, the cost and success of development and re-development projects and our ability to successfully manage growth. Readers are referred to the documents filed by General Growth Properties, Inc. with the SEC, specifically the most recent report on Form 10-K, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.